Exhibit 10.1

FRANKLIN ELECTRONIC PUBLISHERS, INC.

CORPORATE POLICY

EXECUTIVE SEVERANCE PROTECTION

A.	Definitions:

“Change of Control” means (i) the accumulation by a party (other than Bermuda Trust Co. Ltd. as trustee for James Simons) of twenty percent (20%) or more of the shares of the common stock of the Company; (ii) a merger or consolidation of the Company in which the Company does not survive as an independent public company; (iii) a sale of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

“Constructive Termination” means (i) the material diminution of a Participant’s position, authority, duties or responsibilities; (ii) the relocation of the Company’s principal place of business to a location more than twenty-five (25) miles from Burlington, New Jersey or, in connection with a Change of Control, the requirement by its successor that a Participant be employed at a place of business that is more than twenty-five (25) miles from Burlington, New Jersey; or (iii) a reduction in a Participant’s salary.

“Cause” means material non-performance of a Participant’s duties or material injury or harm to the Company or its successor caused by a Participant.

B.	Severance Package:

1. Trigger: Any termination by the Company or its successor of a Participant’s employment (except discharge for “Cause” or death), including “Constructive Termination”.

2. Benefits: A Participant shall receive

a. Severance pay in the form of salary continuation at the then-current salary rate for a period of months determined by the product of (i) one and one-half months and (ii) the number of years of a Participant’s employment with the Company and its successor and any partial year (on a prorated basis) of employment with the Company and its successor, to a maximum of thirty months of salary continuation (payable according to the regular payroll schedule);

b. Acceleration of vesting of all of Participant’s stock options; and

c. Continuation of then-current medical, dental and life insurance coverage for the salary continuation period or, if earlier, the date that the Participant obtains comparable insurance coverage in connection with new employment.

C.	Change of Control Protection:

1. On a Change of Control involving the acquisition of the Company by another public company, all of Participant’s stock options shall be converted into stock options of the other public company on substantially equivalent economic terms and shall continue to vest at the same rate; or

2. On any other Change of Control, acceleration of vesting of all of Participant’s stock options effective immediately prior to the Change of Control.

D.	Participation:

Each executive officer (as determined by the Company’s Board of Directors under the Securities Exchange Act of 1934 and its regulations) once having served as such for one year, except those executive officers having written contracts of employment.

E.	Binding Effect:

This Plan may be relied upon as an inducement to a Participant’s continuing his or her employment with the Company and, as such, may not be modified by the Company, or any successor, to the detriment of any Participant. This Policy shall bind the Company and any successor. The Company shall take steps to cause any successor to expressly assume the obligations of the Company hereunder; however, this Policy shall remain in effect following any merger or acquisition of the Company and a Participant’s rights hereunder shall not be adversely affected by any merger of, acquisition of, or other Change of Control in the Company, notwithstanding the failure of the successor to expressly assume such obligations.